Filed Pursuant to Rule 433
Registration No. 333-172299
FINAL TERM SHEET
Dated February 16, 2011
DOVER CORPORATION
$450,000,000 4.300% Notes Due 2021
$350,000,000 5.375% Notes Due 2041

Issuer:	Dover Corporation

Title of Securities:	4.300% Notes Due 2021 (“2021 Notes”) 5.375% Notes Due 2041 (“2041 Notes”)

Legal Format:	SEC-registered

Aggregate Principal Amount:	$450,000,000 (2021 Notes) $350,000,000 (2041 Notes)

Issue Price (Price to Public):	99.942% of principal amount (2021 Notes) 98.634% of principal amount (2041 Notes)

Maturity:	March 1, 2021 (2021 Notes) March 1, 2041 (2041 Notes)

Coupon (Interest Rate):	4.300% (2021 Notes) 5.375% (2041 Notes)

Benchmark Treasury:	3.625% due February 15, 2021 (2021 Notes) 4.250% due November 15, 2040 (2041 Notes)

Spread to Benchmark Treasury:	68 basis points (2021 Notes) 78 basis points (2041 Notes)

Benchmark Treasury Price and Yield:	99-31+; 3.627% (2021 Notes) 93-00; 4.688% (2041 Notes)

Yield to Maturity:	4.307% (2021 Notes) 5.468% (2041 Notes)

Interest Payment Dates:	March 1 and September 1 of each year, beginning on September 1, 2011

Redemption Provisions:	No mandatory redemption provisions Dover Corporation may, at its option, redeem the Notes as described in the preliminary prospectus supplement, dated February 16, 2011

Make-Whole Provision:	T+10 basis points (2021 Notes) T+15 basis points (2041 Notes)

Change of Control Offer:	As described in the preliminary prospectus supplement, dated February 16, 2011

Trade Date:	February 16, 2011

Settlement Date:	T+3; February 22, 2011

Joint Booking-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	Lazard Capital Markets LLC Morgan Stanley & Co. Incorporated Scotia Capital (USA) Inc.

CUSIP:	260003 AJ7 (2021 Notes) 260003 AK4 (2041 Notes)

ISIN:	US260003AJ71 (2021 Notes) US260003AK45 (2041 Notes)

Ratings*:	Moody’s: A2 (Stable) / S&P: A (Stable) / Fitch: A (Stable)
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-172299).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.